Exhibit 99.1

CAPE BANCORP, INC. REPORTS

ANNUAL and FOURTH QUARTER 2011 RESULTS

Cape May Court House, New Jersey, February 3, 2012—Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the year and quarter ended December 31, 2011.

Net income for the year ended December 31, 2011 was $8.4 million, or $.68 per common and fully diluted share, compared to net income of $4.0 million, or $.33 per common and fully diluted share for the year ended December 31, 2010. The year-over-year increase in net income is primarily attributable to the reversal of $12.2 million of the deferred tax valuation allowance, a $2.0 million reduction in other-than-temporary-impairment (OTTI) charges and the $1.8 million gain on the sale of bank premises recorded in the second quarter of 2011. These positive factors were partially offset by an $11.4 million increase in the loan loss provision, an increase of $1.5 million in other real estate owned (OREO) expenses (primarily resulting from an increase of $1.3 million in OREO write-downs), a reduction of $489,000 in gains on the sale of OREO, and reduced gains on the sale of investment securities of $683,000. In addition, the Company recorded a net loss on loan sales of $67,000 for the year ended December 31, 2011 compared to a net gain of $168,000 for the twelve month period a year ago. Net interest income decreased $874,000, or 2.45%, to $34.9 million for the year ended December 31, 2011 compared to $35.7 million for the year ended December 31, 2010. The decline in net interest income is primarily attributable to the yield on interest-earning assets decreasing 36 basis points compared to the cost of interest-bearing liabilities which decreased 32 basis points. The net interest margin decreased to 3.60% for the year ended December 31, 2011 from 3.66% for the year ended December 31, 2010.

For the quarter ended December 31, 2011, Cape Bancorp reported a net loss of $1.6 million, or $.13 per common and fully diluted share, compared to net income of $862,000, or $.07 per common and fully diluted share for the quarter ended December 31, 2010. The loan loss provision for the fourth quarter of 2011 totaled $3.8 million, compared to $2.8 million for the quarter ended December 31, 2010. The fourth quarter of 2011 included an OTTI charge of $1.2 million, compared to no OTTI charge for the quarter ended December 31, 2010. $1.1 million of the OTTI recorded during the quarter represents the write-down resulting from the Company’s intent to sell two collateralized debt obligations. These bank-issued pooled trust preferred securities have continued to experience credit losses and have very low market prices and as a result management is of the opinion that their recovery is not likely. Net losses on the sale of OREO totaled $196,000 for the quarter ended December 31, 2011 compared to net gains of $16,000 for the quarter ended December 31, 2010. OREO write-downs for the most recent quarter totaled $1.0 million compared to $166,000 for the quarter ended December 31, 2010. Loan related expenses were $729,000 for the quarter ended December 31, 2011 compared to $515,000 for the same period of 2010. The Company recorded a net loss on loan sales of $191,000 for the quarter ended December 31, 2011 compared to a net gain of $69,000 for the same period a year ago. In addition, the Company recorded net losses on the sales of securities of $18,000 for the three months ended December 31, 2011 compared to $523,000 in net gains recorded in the fourth quarter ended December 31, 2010. Net interest income declined $425,000 to $8.5 million for the quarter ended December 31, 2011 from $8.9 million for the same quarter last year. The decline in net interest income is primarily attributable to the yield on interest-earning assets decreasing 38 basis points compared to the cost of interest-bearing liabilities which decreased 23 basis points. The net interest margin decreased 18 basis points from 3.67% for the quarter ended December 31, 2010 to 3.49% for the quarter ended December 31, 2011.

At December 31, 2011, Cape Bancorp’s total assets increased $10.5 million, or 0.99%, to $1.072 billion from $1.061 billion at December 31, 2010.

The Company’s total net loans decreased to $717.0 million at December 31, 2011, from $772.3 million at December 31, 2010, a decrease of $55.3 million, or 7.16%. This change is the result of a decrease in commercial loans of $48.0 million, a decrease in mortgage loans of $6.0 million and a decrease in consumer loans of $1.8 million. The decrease in loans resulted primarily from charge-offs and write-downs totaling $19.7 million, $10.5 million of loans transferred to OREO and the reclassification in the third quarter of 2011 of $11.9 million of non-performing commercial loans to loans held for sale at their fair market value. The allowance for loan losses declined $585,000, or 4.67%, from $12.5 million at December 31, 2010 to $12.0 million at December 31, 2011.

Additionally, during the fourth quarter of 2011, the Company sold $7.9 million of the $11.9 million of commercial loans transferred to held for sale in the third quarter 2011, resulting in net gains of approximately $111,000.

Delinquent loans decreased $4.1 million to $30.6 million, or 4.20% of total gross loans at December 31, 2011 from $34.7 million or 4.42% of total gross loans at December 31, 2010. At December 31, 2011, the Company had $27.4 million in non-performing loans or 3.77% of total gross loans, a decrease of $16.1 million from $43.5 million, or 5.54% of total gross loans, at December 31, 2010.

At December 31, 2011, Cape Bancorp’s allowance for loan losses declined to $12.0 million from $12.5 million at December 31, 2010, a decrease of $585,000 or 4.67%. The allowance for loan loss ratio increased to 1.64% of gross loans at December 31, 2011 from 1.60% of gross loans at December 31, 2010. The allowance for loan losses to non-performing loan coverage ratio increased to 43.55% at December 31, 2011 from 28.84% at December 31, 2010 due to the $16.1 million decrease in non-performing loans. Charge-offs and write-downs of loans transferred to held for sale for the year ended December 31, 2011 were $19.7 million compared to charge-offs of $8.8 million for the year ended December 31, 2010. Loan loss recoveries totaled $221,000 for the year ended December 31, 2011, compared to $588,000 for the year ended December 31, 2010.

OREO increased $5.1 million from $3.3 million at December 31, 2010 to $8.4 million at December 31, 2011, consisting at December 31, 2011 of fifteen commercial properties and two residential properties. During the fourth quarter of 2011, the Company sold three commercial OREO properties and one residential OREO property with an aggregate carrying value of $868,000. The Company recorded net losses on the sale of OREO of $196,000 in the fourth quarter of 2011 compared to net gains of $16,000 recorded in the fourth quarter of 2010. During the quarter ended December 31, 2011, the Company added six commercial properties and two residential properties to OREO with aggregate carrying values of $3.1 million and $516,000, respectively. For the twelve months ended December 31, 2011, the Company sold ten commercial OREO properties and seven residential OREO properties with an aggregate carrying value of $3.7 million. As a result of these sales, the company recorded net losses on the sale of OREO totaling $218,000 for the twelve months ended December 31, 2011.

Since December 31, 2011, the Company sold one residential property with a value of $444,000. The Company has agreements of sale for two additional commercial OREO properties with an aggregate carrying value totaling $757,000. Any expected losses related to these pending sales have been reflected within the December 31, 2011 results.

Cape Bancorp’s total investment securities portfolio increased $33.3 million, or 21.16%, to $190.7 million at December 31, 2011, from $157.4 million at December 31, 2010 resulting from the reinvestment of the cash proceeds from the sale of the bank premises in the second quarter of 2011, cash flows generated from the loan portfolio and a $6.9 million increase in the fair market value of available-for-sale securities.

At December 31, 2011, Cape Bancorp’s total deposits increased $21.3 million, or 2.83% to $774.4 million from $753.1 million at December 31, 2010. The increase is attributable to $39.5 million of growth in core deposits, with the most notable increases occurring in municipal accounts and non-interest bearing deposit balances, partially offset by a decrease of $17.7 million in certificates of deposit. Additionally, the number of non-interest bearing deposit accounts increased 3.3% for the twelve month period ended December 31, 2011. The Company’s total borrowings decreased to $144.0 million at December 31, 2011 from $169.6 million at December 31, 2010, a decrease of $25.6 million, or 15.10%.

Cape Bancorp’s total equity increased to $146.1 million at December 31, 2011 from $132.1 million at December 31, 2010, an increase of $14.0 million or 10.58%. The increase in equity was primarily attributable to the net income of $8.4 million and a decrease in accumulated other comprehensive loss, net of tax of $4.6 million. Cape Bank continued to maintain its well capitalized status for regulatory purposes.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“The year 2011 saw significant improvements for Cape Bank. Net income of $8.4 million was a substantial increase over the Bank’s 2010 earnings. Performance was positively impacted by the reversal of the Deferred Tax Asset Allowance and the sale of the main office complex. Additionally, we were able to reduce troubled credits through aggressive work-out and loan sales. By year end, non-performing assets to total assets had declined over 100 bps to 3.38%. Tangible book value increased over a dollar per share to $9.26 at December 31, 2011.

“With the improving credit picture, Management was able to place a greater focus on capturing market share. The team was enhanced with the addition of a well experienced Chief Marketing Officer. We’ve initiated a major revamping of products and delivery channels. We have increased our community profile through new advertising, local outreach efforts, and public relations initiatives. Our higher profile has coincided with an improving local economy which enjoyed a very favorable summer season.

“Throughout 2011, Management took very productive steps to set a positive tone for 2012 prospects.”

SELECTED FINANCIAL DATA

(unaudited)

Cape Bancorp, Inc.

	xxxxxx	xxxxxx	xxxxxx	xxxxxx	xxxxxx
	Twelve Months Ended		Three Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	September 30, 2011	December 31, 2010

Statements of Income Data:
Interest income	$46,467	$50,269	$11,300	$11,564	$12,220
Interest expense	11,611	14,539	2,782	2,882	3,277

Net interest income	34,856	35,730	8,518	8,682	8,943
Provision for loan losses	18,907	7,496	3,834	8,762	2,844

Net interest income after provision for loan losses	15,949	28,234	4,684	(80)	6,099
Non-interest income	5,311	2,851	(352)	1,256	1,886
Non-interest expense	30,928	28,534	8,554	8,217	7,123

Income (loss) before income taxes	(9,668)	2,551	(4,222)	(7,041)	862
Income tax expense (benefit)	(18,075)	(1,490)	(2,602)	(8,207)	—

Net income (loss)	$8,407	$4,041	$(1,620)	$1,166	$862

Basic Earnings (loss) per share[1]	$0.68	$0.33	$(0.13)	$0.09	$0.07

Basic Average shares outstanding	12,393,359	12,351,902	12,416,256	12,405,298	12,360,688

Diluted Earnings (loss) per share[1]	$0.68	$0.33	$(0.13)	$0.09	$0.07

Diluted Average shares outstanding	12,398,178	12,354,952	12,416,256	12,406,150	12,362,065

Shares outstanding	13,314,111	13,313,521	13,314,111	13,314,111	13,313,521

Statements of Condition Data (Period End):
Investments	$190,714	$157,407	$190,714	$183,674	$157,407
Loans, net of allowance	$717,041	$772,318	$717,041	$721,411	$772,318
Allowance for loan losses	$11,953	$12,538	$11,953	$14,157	$12,538
Total assets	$1,071,549	$1,061,042	$1,071,549	$1,078,636	$1,061,042
Total deposits	$774,403	$753,068	$774,403	$774,443	$753,068
Total borrowings	$144,019	$169,637	$144,019	$150,920	$169,637
Total equity	$146,139	$132,154	$146,139	$146,491	$132,154

Statements of Condition Data (Average Balance):
Total interest-earning assets	$969,340	$977,041	$968,613	$965,941	$967,580
Total interest-bearing liabilities	$845,003	$859,576	$845,207	$839,598	$845,267

Operating Ratios:
ROAA	0.79%	0.38%	-0.60%	0.43%	0.33%
ROAE	5.91%	3.06%	-4.41%	3.20%	2.55%
Yield on Earning Assets	4.79%	5.15%	4.63%	4.75%	5.01%
Cost of Interest Bearing Liabilities	1.37%	1.69%	1.31%	1.36%	1.54%
Net interest margin	3.60%	3.66%	3.49%	3.57%	3.67%
Efficiency ratio	72.93%	68.59%	78.66%	74.66%	67.56%

Capital Ratios:
Tier 1 Leverage Ratio	9.40%	9.96%	9.40%	9.70%	9.96%
Tier 1 Risk-Based Capital Ratio	12.90%	12.65%	12.90%	12.79%	12.65%
Total Risk-Based Capital Ratio	14.15%	13.90%	14.15%	14.04%	13.90%
Tangible equity/tangible assets	11.75%	10.51%	11.75%	11.70%	10.51%
Book value	$10.98	$9.93	$10.98	$11.00	$9.93
Tangible book value	$9.26	$8.20	$9.26	$9.28	$8.20
Stock price	$7.85	$8.50	$7.85	$7.07	$8.50
Price to book value	71.49%	85.60%	71.49%	64.27%	85.60%
Price to tangible book value	84.77%	103.66%	84.77%	76.19%	103.66%

Quality Ratios:
Non-performing loans to total gross loans	3.77%	5.54%	3.77%	4.13%	5.54%
Non-performing assets to total assets	3.38%	4.41%	3.38%	3.49%	4.41%
Texas ratio	26.78%	38.46%	26.78%	27.37%	38.46%
Allowance for loan losses to non-performing loans	43.55%	28.84%	43.55%	46.65%	28.84%
Allowance for loan losses to total gross loans	1.64%	1.60%	1.64%	1.92%	1.60%
Net charge-offs to average loans	1.82%	1.05%	3.22%	1.27%	1.50%

[1]	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

DELINQUENCY TABLE

(unaudited)

Delinquency Summary

	September 30,	September 30,	September 30,
Period Ending	12/31/2011
Days	Balances	% total loans	# Loans
31-59	$2,111,666	0.29%	17
60-89	2,130,969	0.29%	8
90+	26,407,001	3.62%	98

Total Delinquency	30,649,636	4.20%	123
Non-Accrual Other*	1,041,958	0.14%	4

Total Delinquency and Non-Accrual	$31,691,594	4.35%	127

Total Loans	$ 728,994,167

Days	CML	IL	ML
31-59	$—	$279,338	$1,832,328
60-89	1,362,864	94,675	673,430
90+	21,047,586	683,227	4,676,188

Total Delinquency	22,410,450	1,057,240	7,181,946
Non-Accrual Other*	1,041,958	—	—

Total Delinquency and Non-Accrual by Type	$23,452,408	$1,057,240	$7,181,946

Total Loans by Type	$427,483,454	$48,346,112	$253,164,601

% of Total Loans in Type	5.49%	2.19%	2.84%

Total Delinquency and Non-Accrual		$31,691,594	4.35%

	September 30,	September 30,	September 30,
Period Ending	9/30/2011
Days	Balances	% total loans	# Loans
31-59	$1,753,825	0.24%	13
60-89	4,066,947	0.55%	15
90+	28,221,506	3.84%	89

Total Delinquency	34,042,278	4.63%	117
Non-Accrual Other*	2,126,457	0.29%	8

Total Delinquency and Non-Accrual	$36,168,735	4.92%	125

Total Loans		$735,567,703

Days	CML	IL	ML
31-59	$574,346	$306,601	$872,878
60-89	2,910,549	328,270	828,128
90+	23,022,674	507,844	4,690,987

Total Delinquency	26,507,570	1,142,715	6,391,993
Non-Accrual Other*	2,126,457	—	—

Total Delinquency and Non-Accrual by Type	$28,634,027	$1,142,715	$6,391,993

Total Loans by Type	$432,602,313	$48,564,583	$254,400,806

% of Total Loans in Type	6.62%	2.35%	2.51%

Total Delinquency and Non-Accrual		$36,168,735	4.92%

	September 30,	September 30,	September 30,
Period Ending	12/31/2010
Days	Balances	% total loans	# Loans
31-59	$1,869,578	0.24%	8
60-89	1,085,508	0.14%	11
90+	31,710,306	4.04%	114

Total Delinquency	34,665,392	4.42%	133
Non-Accrual Other*	11,755,732	1.50%	7

Total Delinquency and Non-Accrual	$46,421,124	5.91%	140

Total Loans		$784,855,593

Days	CML	IL	ML
31-59	$1,304,990	$163,624	$400,964
60-89	93,327	119,376	872,805
90+	26,259,908	795,170	4,655,228

Total Delinquency	27,658,225	1,078,170	5,928,997
Non-Accrual Other*	11,755,732	—	—

Total Delinquency and Non-Accrual by Type	$39,413,957	$1,078,170	$5,928,997

Total Loans by Type	$475,459,224	$50,183,488	$259,212,881

% of Total Loans in Type	8.29%	2.15%	2.29%

Total Delinquency and Non-Accrual		$46,421,124	5.91%

*	Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.

NOTE: Excluded from the table above are $3.6 million of commercial loans classified as Loans Held for Sale of which$1.6 million (5 loans) are over 90 days delinquent and the remaining $2.0 million (1 loan) is a TDR that would have been reported as Non-Accrual Other.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2010	March 11, 2011
10Q	Quarter ended March 31, 2011	May 4, 2011
10Q	Quarter ended June 30, 2011	August 1, 2011
10Q	Quarter ended September 30, 2011	November 1, 2011